CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 25, 2009 on Dreyfus Institutional Reserves Money Fund, Dreyfus Institutional Reserves Government Fund, Dreyfus Institutional Reserves Treasury Fund and Dreyfus Institutional Reserves Treasury Prime Fund for the fiscal year ended December 31, 2008 which are incorporated by reference in this Registration Statement (Form Nos. 33-148652 and 811-22169) of Dreyfus Institutional Reserves Fund.

ERNST&YOUNGLLP

New York, New York April 27, 2009